POWER OF ATTORNEY


      The undersigned, appoints Mr. Mark H. McKinnies, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute and file on behalf of the undersigned all Forms 3, 4 and 5, and any amendments thereto, that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned's ownership of or transactions in securities of Advanced Emissions Solutions, Inc.

      The authority of Mr. Mark H. McKinnies under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Advanced Emissions Solutions, Inc., unless earlier revoked in writing.

      The undersigned acknowledges that Mr. Mark H. McKinnies is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of August, 2013.



                                                          /s/ Paul A. Lang